CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 23, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of Value Line Emerging Opportunities Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
May 27, 2005